Exhibit 4.79(g)

STOCK PLEDGE AGREEMENT

THIS STOCK PLEDGE AGREEMENT (this “Agreement”) is made as of 9 June, 2004, by Tipperary Oil & Gas Corporation, a Texas corporation (“TOGC”), and Slough Estates USA Inc., a Delaware corporation (“Slough”; TOGC and Slough are sometimes collectively referred to herein as “Debtors” and each individually as “Debtor”), in favor of ANZ Fiduciary Services Pty Ltd, as Security Trustee of the trust established under the Security Trust Deed (described in the Facilities Agreement) (herein called “Secured Party”).

RECITALS:

WHEREAS, Tipperary Oil & Gas (Australia) Pty Limited (“Borrower”), Debtors, Tipperary CSG Inc. (“TCSG”), Tipperary Corporation (“TC”), Slough Estates plc, Australia and New Zealand Banking Group Limited, as Agent, and as Working Capital Facility Provider, BOS International (Australia) Limited, as Technical Bank, Secured Party, Tipperary Pastoral Company Pty Ltd (“Pastoral”), each of the parties listed as Hedge Providers, and each of the financial institutions listed as financiers (collectively, the “Financiers”), are parties to the Comet Ridge Project Facilities Agreement of even date herewith (as from time to time amended, supplemented, or restated, the “Facilities Agreement”); and

WHEREAS, pursuant to the Finance Documents further described in the Facilities Agreement, Security Beneficiaries have agreed to extend credit to Borrower; and

WHEREAS, in order to induce Security Beneficiaries to extend such credit pursuant to the Finance Documents, Debtors have agreed to grant to Secured Party, for the benefit of Security Beneficiaries and other Secured Beneficiaries, a security interest in the Collateral as defined herein; and

WHEREAS, combined, Debtors own one hundred percent (100%) of the issued and outstanding shares of common stock of Borrower, Slough owns sixty two percent (62%) of the issued and outstanding shares of common stock of TC, TOGC owns one hundred percent (100%) of the issued and outstanding shares of common stock of TCSG; and

WHEREAS, the Board of Directors of each of TOGC and Slough has determined that the execution, delivery and performance of this Agreement may reasonably be expected to benefit such Debtor, directly or indirectly, and are in the best interests of such Debtor;

NOW, THEREFORE, in consideration of the premises, of the benefits which will inure to Debtors from Security Beneficiaries’ extensions of credit under the Finance Documents, and of Ten Dollars and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, and in order to induce Security Beneficiaries to extend credit under the Finance Documents, Debtors hereby agree with Secured Party for the benefit of each Security Beneficiary and Secured Party as follows:

AGREEMENTS

ARTICLE I — Definitions and References

Section 1.1.  General Definitions.  As used herein, the terms “Agreement”, “Debtor”, “Debtors”, “Secured Party”, “Slough”, “TOGC”, “Borrower”, “Pastoral” and”Facilities Agreement” shall have the meanings indicated above, and the following terms shall have the following meanings:

“Collateral” means all property, of whatever type, which is described in Section 2.1 as being at any time subject to a security interest granted hereunder to Secured Party.

“Commitment” means the agreement or commitment by Security Beneficiaries to make loans or otherwise extend credit to Borrower under the Finance Documents, and any other agreement, commitment, statement of terms or other document contemplating the making of loans or advances or other extension of credit by Security Beneficiaries or Secured Party to or for the account of Borrower which is now or at any time hereafter intended to be secured by the Collateral under this Agreement.

“Issuer” means any issuer of Pledged Shares and any successor of such Issuer.

“Financiers” means the Persons who are from time to time “Financiers” as defined in the Facilities Agreement.

“Guaranty” means that certain Guaranty of even date herewith between TC, TOGC, TCGS and Slough as Guarantors and Secured Party as Guaranty Trustee.

“Hedge Providers” means the Persons who are from time to time “Hedge Providers” as defined in the Facilities Agreement.

“Future Shares” means Shares in or issued by the Borrower, TCSG or Tipperary Pastoral which, after the date of this Agreement, become owned legally or beneficially by a Debtor or by anyone (including a trustee, nominee, broker or agent) for a Debtor.

“New Rights” means:

(a)                                  the right, title and interest of each Debtor in all money, dividends, interest, allotments, offers, benefits, privileges, rights, bonuses, Shares, stock, debentures, distributions or rights to take up securities in connection with Borrower, TCSG or Tipperary Pastoral; or

(b)                                 rights of each Debtor consequent on any conversion, redemption, cancellation, reclassification, forfeiture, consolidation or subdivision in connection with Borrower, TCSG or Tipperary Pastoral; or

(c)                                  rights of each Debtor consequent on a reduction of capital, liquidation or scheme of arrangement, in connection with the Present Shares or Future Shares, present and future.

“Other Liable Party” means any Person, other than Debtor, who may now or may at any time hereafter be primarily or secondarily liable for any of the Secured Obligations or who may now or may at any time hereafter have granted to Secured Party or Security Beneficiaries a Lien upon any property as security for the Secured Obligations.

“Permitted Encumbrance” has the meaning assigned to such term in the Facilities Agreement.

“Person” means an individual, corporation, general partnership, limited partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, court, administrative agency, or any other legally recognizable entity.

“Pledged Shares” has the meaning given it in Section 2.1(a).

“Present Shares” means the present and future right, title and interest of a Debtor to or in all Shares of or issued by the Borrower, TCSG or Tipperary Pastoral as described on Exhibit A.

“Secured Obligations” shall have the meaning given it in Section 2.2.

“Security Beneficiary” means the Agent (for its own account or for the account of another Security Beneficiary), the Secured Party (for its own account or for the account of another Security Beneficiary), each Financier, each Hedge Provider, the Technical Bank, the Working Capital Facility Provider, and each other person the Secured Party and the Borrower agree in writing from time to time is a Security Beneficiary (for its own account or for the account of another Security Beneficiary).

“Share” means shares, stock units or units in the capital of a company.

“UCC” means the Uniform Commercial Code in effect in the State of Texas on the date hereof.

Section 1.2.  Incorporation of Other Definitions.  Reference is hereby made to the Facilities Agreement for a statement of the terms thereof.  All capitalized terms used in this Agreement which are defined in the Facilities Agreement and not otherwise defined herein shall have the same meanings herein as set forth therein.  All terms used in this Agreement which are defined in the UCC and not otherwise defined herein or in the Facilities Agreement shall have the same meanings herein as set forth therein and for those not defined therein which are defined in the Security Trust Deed (as described in the Facilities Agreement), shall have the meanings when used therein, except where the context otherwise requires.  The parties intend that the terms used herein which are defined in the UCC have, at all times, the broadest and most inclusive meanings possible, subject to applicable law.  If the UCC shall in the future be amended or held by a court to define any term used herein more narrowly, or less inclusively, than the UCC in effect on the date hereof, such amendment or holding shall be disregarded in defining terms used herein.

Section 1.3.  Attachments.  All exhibits or schedules which may be attached to this Agreement, as initialed (or executed) by the parties are a part hereof for all purposes.

Section 1.4.  Amendment of Defined Instruments.  Unless the context otherwise requires or unless otherwise provided herein, references in this Agreement to a particular agreement, instrument or document (including, but not limited to, references in Section 2.1) also refer to and include all renewals, extensions, amendments, modifications, supplements or restatements of any such agreement, instrument or document, provided that nothing contained in this Section shall be construed to authorize any Person to execute or enter into any such renewal, extension, amendment, modification, supplement or restatement.

Section 1.5.  References and Titles.  All references in this Agreement to Exhibits, Articles, Sections, subsections, and other subdivisions refer to the Exhibits, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any subdivision are for convenience only and do not constitute any part of any such subdivision and shall be disregarded in construing the language contained in this Agreement.  The words “this Agreement”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The phrases “this Section” and “this subsection” and similar phrases refer only to the Sections or subsections hereof in which the phrase occurs.  The word “or” is not exclusive, and the word “including” (in all of its forms) means “including without limitation”.  Pronouns in masculine, feminine and neuter gender shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa unless the context otherwise requires.

ARTICLE II — Security Interest

Section 2.1.  Grant of Security Interest.  As collateral security for all of the Secured Obligations, Debtors hereby pledge to Secured Party and grant to Secured Party a continuing security interest, for the benefit of each Security Beneficiary and individually, in and to all right, title and interest of the following:

(a)  Pledged Shares.  All of the following, whether now or hereafter existing, which are owned by each Debtor or in which each Debtor otherwise has any rights:  the Present Shares, the Future Shares and the New Rights.

(b) Pledged Documents.  Each present and future agreement (whether written or not) between the Borrower, TCSG or Tipperary Pastoral and a Debtor (whether or not there are other parties to such an agreement) under which an obligation to pay money is owed by the Borrower, TCSG or Tipperary Pastoral to a Debtor and all present and future instruments (negotiable or otherwise) in connection with each such agreement including all choses in action existing at the date of this Agreement or which arise after that time in favour of a Debtor in connection with those agreements.

(c)  All amounts and all obligations which at any time, for any reason or circumstance in connection with any agreement, transaction, engagement, document, instrument (negotiable or otherwise), event, act, omission, matter or thing whatsoever, whether at law, in equity, under statute or otherwise (and whether or not of a type within the contemplation of the parties at the date of this Agreement) are payable, are owing but not currently payable, are contingently owing, or remain unpaid, as the case may be, by the Borrower, TCSG or Tipperary Pastoral to a Debtor; provided, however, that nothing in this paragraph 2.1(c) shall be deemed to create a security interest in (1) any receivables between TOGC and TC, (2) any receivables between TC and Slough, and (3) any receivables between TOGC and Slough.

(d)  Proceeds.  All proceeds of any and all of the foregoing Collateral; excluding proceeds of intercompany debt received by a Debtor in accordance with the terms of the Facilities Agreement and the Subordination Deed during any period of time when no Event of Default or Potential Event of Default has occurred and is continuing.

In each case, the foregoing shall be covered by this Agreement, whether each Debtor’s ownership or other rights therein are presently held or hereafter acquired and however such Debtor’s interests therein may arise or appear (whether by ownership, security interest, claim or otherwise).

Section 2.2.  Secured Obligations Secured.  The security interest created hereby in the Collateral constitutes continuing collateral security for all of the following obligations, indebtedness and liabilities, whether now existing or hereafter incurred or arising:

(a) Finance Document Indebtedness.  The payment by Borrower, as and when due and payable, of all amounts from time to time owing by Borrower under or in respect of any of the Finance Documents.

(b)  Guaranteed Indebtedness.  As to TOGC, the payment by Debtors, as and when due and payable, of all amounts from time to time owing by Debtors under or in respect of their guaranty in the Facilities Agreement, that certain Guaranty, and the due performance by Debtors of all of their other respective obligations under or in respect of the Facilities Agreement and the other Finance Documents.  As to Slough, the payment by Slough, as and when due and payable, of all amounts from time to time owing by Slough under or in respect of its guaranty in the Facilities Agreement, that certain Guaranty, and the due performance by Slough of all of its respective obligations under or in respect of the Facilities Agreement and other Finance Documents.

(c)  Renewals.  All renewals, extensions, amendments, modifications, supplements, or restatements of or substitutions for any of the foregoing.

As used herein, the term “Secured Obligations” refers to all present and future indebtedness, obligations and liabilities of whatever type which are described above in this section, including any interest which accrues after the commencement of any case, proceeding, or other action relating to the bankruptcy, insolvency, or reorganization of Debtors.  Debtors hereby acknowledge that the Secured Obligations are owed to the various Security Beneficiaries and that each Security Beneficiary is entitled to the benefits of the Liens given under this Agreement.  It is the intention of each Debtor and Secured Party that this Agreement not constitute a fraudulent transfer or fraudulent conveyance under any state or federal law that may be applied hereto.  Each Debtor and, by its acceptance hereof, Secured Party hereby acknowledges and agrees that, notwithstanding any other provision of this Agreement: (a) the indebtedness secured hereby shall be limited to the maximum amount of indebtedness that can be incurred or secured by such Debtor without rendering this Agreement subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state or federal law, and (b) the Collateral pledged by such Debtor hereunder shall be limited to the maximum amount of Collateral that can be pledged by such Debtor without rendering this Agreement subject to avoidance with respect to such Debtor under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state or federal law.

ARTICLE III — Representations, Warranties and Covenants

Section 3.1.  Representations and Warranties.  Each Debtor hereby represents and warrants to Secured Party and Security Beneficiaries (except in relation to matters disclosed to Secured Party and Security Beneficiaries by the relevant party and accepted by Secured Party in writing, or disclosed and accepted in some other manner with which Secured Party agrees) as follows:

(a)  Security Interest.  Debtors have and will have at all times full right, power and authority to grant a security interest in the Collateral to Secured Party as provided herein, free and clear of any Lien, adverse claim, or encumbrance, except for a Permitted Encumbrance.  This Agreement creates a valid and binding first priority security interest in favor of Secured Party in the Collateral, which security interest secures all of the Secured Obligations.

(b)  Perfection.  The taking possession by Secured Party of all certificates, instruments and cash constituting Collateral from time to time will perfect, and establish the first priority of, Secured Party’s security interest hereunder in the Collateral securing the Secured Obligations.  No further or subsequent filing, recording, registration, other public notice or other action is necessary or desirable to perfect or otherwise continue, preserve or protect such security interest or protect such security interest in the state of organization of the relevant Debtor except (i) for continuation statements described in UCC Section 9.515(d), (ii) for filings required to be filed in the event of a change in the name, identity, or corporate structure of Debtors, or (iii) in the event any financing statement filed by Secured Party relating hereto otherwise becomes inaccurate or incomplete.

(c)  Pledged Shares.  Debtors have delivered to Secured Party all certificates evidencing Pledged Shares.  All such certificates are valid and genuine and have not been altered.  All shares and other securities constituting the Pledged Shares have been duly authorized and validly issued, are fully paid and non-assessable, and were not issued in violation of the preemptive rights of any Person or of any agreement by which any Debtor or the Issuer thereof is bound.  All documentary, stamp or other taxes or fees owing in connection with the issuance, transfer or pledge of Pledged Shares (or rights in respect thereof) have been paid.  No restrictions or conditions exists with respect to the transfer, voting or capital of any Pledged Shares.  The Pledged Shares constitute the percentage of the class of issued shares of capital stock which is indicated on Exhibit A.  No Issuer of any Pledged Shares has any outstanding stock rights, rights to subscribe, options, warrants or convertible securities outstanding or any other rights outstanding whereby any Person would be entitled to have issued to him capital stock of such Issuer.  The Pledged Shares do not constitute “margin stock” as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System.

Section 3.2.  General Covenants Applicable to Collateral.  Unless Secured Party shall otherwise consent in writing, Debtors will at all times comply with the covenants contained in the Facilities Agreement which are applicable to Debtors for so long as any part of the Secured Obligations or the Commitment is outstanding.  In addition, Debtors will comply with the covenants contained in this Section 3.2 at all times.

(a)  Delivery of Pledged Shares.  All instruments, certificates, and writings evidencing the Pledged Shares shall be delivered to Secured Party on or prior to the execution and delivery of this Agreement, together with a true and correct copy of the articles of incorporation and bylaws of each Issuer and all amendments and supplements thereto.  All other certificates, instruments, or writings hereafter evidencing or constituting Pledged Shares, and all amendments or supplements to the articles of incorporation or bylaws of any Issuer (whether or not authorized hereunder), shall be delivered to Secured Party promptly upon the receipt thereof by or on behalf of each Debtor.  All such Pledged Shares shall be held by or on behalf of Secured Party pursuant hereto and shall be delivered in suitable form for transfer by delivery with any necessary endorsement or shall be accompanied by fully executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Secured Party.

(b)  Proceeds of Pledged Shares.  If Debtors shall receive, by virtue of their being or having been an owner of any Pledged Shares, any (i) stock certificate (including any certificate representing a stock dividend or distribution in connection with any increase or reduction of capital, reorganization, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spinoff or split-off), promissory note or other instrument or writing; (ii) option or right, whether as an addition to, substitution for, or in exchange for, any Pledged Shares, or otherwise; (iii) dividends payable in cash (except such dividends permitted to be retained by Debtors pursuant to Section 4.8 hereof) or in securities or other property, or (iv) dividends or other distributions in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus, each Debtor shall receive the same in trust for the benefit of Secured Party, shall segregate it from such Debtor’s other property, and shall promptly deliver it to Secured Party in the exact form received, with any necessary endorsement or appropriate stock powers duly executed in blank, to be held by Secured Party as Collateral.

(c)  Status of Pledged Shares.  The certificates evidencing the Pledged Shares shall at all times be valid and genuine and shall not be altered.  The Pledged Shares at all times shall be duly authorized, validly issued, fully paid, and non-assessable, and shall not be issued in violation of the pre-emptive rights of any Person or of any agreement by which any Debtor or the Issuer thereof is bound and shall not be subject to any restrictions with respect to transfer, voting or Capital of such Pledged Shares, except as may be disclosed to Secured Party, by Debtors, on Exhibit B.

(d)  Dilution of Shareholdings.  Debtors will not cause (through any action or inaction) the issuance of (i) any additional shares of any class of capital stock of any Issuer (unless immediately upon issuance the same are pledged and delivered to Secured Party pursuant to the terms hereof to the extent necessary to give Secured Party a first priority security interest after such issue in at least the same percentage of such Issuer’s outstanding shares as Debtors had before such issue), (ii) any securities convertible voluntarily by the holder thereof or automatically upon the occurrence or non-occurrence of any event or condition into, or exchangeable for, any such shares of capital stock, or (iii) any warrants, options, contracts or other commitments entitling any Person to purchase or otherwise acquire any such shares of capital stock not outstanding as of the date of this Agreement.

(e)  Restrictions on Pledged Shares.  Debtors will not enter into any agreement creating, or otherwise permit to exist, any restriction or condition upon the transfer, voting or control of any Pledged Shares.

ARTICLE IV — Remedies, Powers and Authorizations

Section 4.1.  Normal Provisions Concerning the Collateral.

(a) Authorization to File Financing Statements and Further Assurances.  Each Debtor hereby irrevocably authorizes Secured Party at any time and from time to time to file, without the signature of such Debtor, in any jurisdiction (including without limitation any international jurisdiction deemed necessary by Secured Party including any jurisdiction in Australia) any amendments to existing financing statements and any initial financing statements and amendments thereto and any registration forms that (a) indicate the Collateral; (b) contain any other information required by subchapter E of Chapter 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Debtor is an organization, the type of organization and any organization identification number issued to Debtor; and (c) are necessary to properly effectuate the transactions described in the Finance Documents, as determined by Secured Party in its reasonable discretion.  Each Debtor agrees to furnish any such information to Secured Party promptly upon request.  Each Debtor further agrees that a carbon, photographic or other reproduction of this Agreement or any financing statement describing any Collateral is sufficient as a financing statement and may be filed in any jurisdiction by Secured Party.  Each Debtor will, at its expense as from time to time requested by Secured Party, promptly execute and deliver all further instruments, agreements, filings and registrations and take all further action in order to perfect, register and protect the security interests and rights created or purported to be created hereby or to maintain or upgrade in rank the priority of such security interests and right including without limitation registering such security interests and rights in any international jurisdiction deemed necessary by Secured Party including Australia, and to enable Secured Party to exercise and enforce its rights and remedies hereunder or to give Secured Party the full benefits of the rights and remedies described in or granted under this Agreement.

(b)  Power of Attorney.  Each Debtor hereby irrevocably appoints Secured Party as Debtor’s attorney-in-fact and proxy, with full authority in the place and stead of such Debtor and in the name of Debtor or otherwise, upon an Event of Default which shall have occurred and be continuing, to take any action, and to execute or indorse any instrument, certificate or notice, which Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement including any action or instrument: (i) to request or instruct each Issuer (and each registrar, transfer agent, or similar Person acting on behalf of each Issuer) to register the pledge or transfer of the Collateral to Secured Party; (ii) to otherwise give notification to any Issuer, registrar, transfer agent, financial intermediary, or other Person of Secured Party’s security interests hereunder; (iii) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (iv) to receive, indorse and collect any drafts or other instruments or documents; (v) to enforce any obligations included among the Collateral; and (vi) to file any claims or take any action or institute any proceedings which Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce, perfect, or establish the priority of the rights of Secured Party with respect to any of the Collateral.  Each Debtor hereby acknowledges that such power of attorney and proxy are coupled with an interest, and are irrevocable.

(c)  Performance by Secured Party.  If Debtors fail to perform any agreement or obligation contained herein, Secured Party may itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of Secured Party incurred in connection therewith shall be payable by Debtors under Section 4.4.

(d)  Collection.  Secured Party shall have the right at any time, upon the occurrence and during the continuance of an Event of Default, to notify (or require Debtors to notify) any or all Persons (including any Issuer) obligated to make payments which are included among the Collateral (whether accounts, general intangibles, dividends, or otherwise) of the assignment thereof to Secured Party under this Agreement and to direct such obligors to make payment of all amounts due or to become due to Debtors thereunder directly to Secured Party and, upon such notification and at the expense of Debtors and to the extent permitted by law, to enforce collection thereof and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Debtors could have done.  After Debtors receive notice that Secured Party has given (and after Secured Party has required Debtors to give) any notice referred to above in this subsection:

(i) all amounts and proceeds (including instruments and writings) received by Debtors in respect of such rights to payments, accounts, or general intangibles shall be received in trust for the benefit of Secured Party hereunder, shall be segregated from other funds of Debtors and shall be forthwith paid over to Secured Party in the same form as so received (with any necessary indorsement) to be, at Secured Party’s discretion, either (A) held as cash collateral and released to Debtors upon the remedy of all Events of Default, or (B) if any Event of Default shall have occurred and be continuing, applied as specified in Section 4.3, and

(ii) Debtors will not adjust, settle or compromise the amount or payment of any such account or general intangible or release wholly or partly any account debtor or obligor thereof (including any Issuer) or allow any credit or discount thereon.

Section 4.2.  Event of Default Remedies.  If an Event of Default shall have occurred and be continuing, Secured Party may from time to time in its discretion, without limitation and without notice except as expressly provided below:

(a)  exercise in respect of the Collateral, in addition to any other rights and remedies provided for herein, under the other Finance Documents or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral);

(b)  require Debtors to, and Debtors hereby agree that they will at their expense and upon request of Secured Party, promptly assemble all books, records and information of Debtors relating to the Collateral at a place to be designated by Secured Party which is reasonably convenient to both parties;

(c)  reduce its claim to judgment or foreclose or otherwise enforce, in whole or in part, the security interest created hereby by any available judicial procedure;

(d)  dispose of, at its office, on the premises of Debtors or elsewhere, all or any part of the Collateral, as a unit or in parcels, by public or private proceedings, and by way of one or more contracts (it being agreed that the sale of any part of the Collateral shall not exhaust Secured Party’s power of sale, but sales may be made from time to time, and at any time, until all of the Collateral has been sold or until the Secured Obligations have been paid and performed in full), and at any such sale it shall not be necessary to exhibit any of the Collateral;

(e)  buy (or allow one or more of the Security Beneficiaries to buy) the Collateral, or any part thereof, at any public sale;

(f)  buy (or allow one or more of the Security Beneficiaries to buy) the Collateral, or any part thereof, at any private sale if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations; and

(g)  apply by appropriate judicial proceedings for appointment of a receiver for the Collateral, or any part thereof, and Debtors hereby consent to any such appointment.

Debtors agree that, to the extent notice of sale shall be required by law, at least ten (10) days’ written notice to Debtors of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

Section 4.3.  Application of Proceeds.  If any Event of Default shall have occurred and be continuing, Secured Party may in its discretion apply any cash held by Secured Party as Collateral, and any cash proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral, to any or all of the following in such order as Secured Party may (subject to the rights of Security Beneficiaries under the Facilities Agreement) elect:

(a)  To the repayment of the reasonable costs and expenses, including reasonable attorneys’ fees and legal expenses, incurred by Secured Party in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Collateral, (iii) the exercise or enforcement of any of the rights of Secured Party hereunder, or (iv) the failure of Debtors to perform or observe any of the provisions hereof;

(b)  To the payment or other satisfaction of any Liens, encumbrances, or adverse claims upon or against any of the Collateral;

(c)  To the reimbursement of Secured Party for the amount of any obligations of Debtors or any Other Liable Party paid or discharged by Secured Party pursuant to the provisions of this Agreement or the other Finance Documents, and of any expenses of Secured Party payable by Debtor hereunder or under the other Finance Documents;

(d)  As set forth in the Comet Ridge Project Security Deed and the Facilities Agreement;

(e)  By holding the same as Collateral;

(f)  To the payment of any other amounts required by applicable law (including any provision of the UCC); and

(g)  By delivery to Debtors or to whoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct.

Section 4.4. Indemnity and Expenses.  In addition to, but not in qualification or limitation of, any similar obligations under other Finance Documents:

(a)  Debtors will indemnify Secured Party and each Security Beneficiary from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including enforcement of this Agreement), WHETHER OR NOT SUCH CLAIMS, LOSSES AND LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT CAUSED BY OR ARISING OUT OF SUCH INDEMNIFIED PARTY’S OWN NEGLIGENCE OR STRICT LIABILITY, except to the extent such claims, losses or liabilities are proximately caused by such indemnified party’s individual gross negligence or willful misconduct.

(b)  Debtors will upon demand pay to Secured Party the amount of any and all costs and expenses, including the reasonable fees and disbursements of Secured Party’s counsel and of any experts and agents, which Secured Party may incur in connection with (i) the transactions which give rise to this Agreement, (ii) the preparation of this Agreement and the perfection and preservation of this security interest created under this Agreement, (iii) the administration of this Agreement;  and (iv) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Collateral, except expenses resulting from Secured Party’s individual gross negligence or willful misconduct.  Debtors will also upon demand pay to Secured Party the amount of any and all costs and expenses, including the fees and disbursements of Secured Party’s counsel and of any experts and agents, which Secured Party may incur in connection with (i) the exercise or enforcement of any of the rights of Secured Party hereunder; or (ii) the failure by Debtors to perform or observe any of the provisions hereof, except expenses resulting from Secured Party’s individual gross negligence or willful misconduct.

Section 4.5.  Non-Judicial Remedies.  In granting to Secured Party the power to enforce its rights hereunder without prior judicial process or judicial hearing, Debtors expressly waive, renounce and knowingly relinquish any legal right which might otherwise require Secured Party to enforce its rights by judicial process.  In so providing for non-judicial remedies, Debtor recognizes and concedes that such remedies are consistent with the usage of trade, are responsive to commercial necessity, and are the result of a bargain at arm’s length.  Nothing herein is intended, however, to prevent Secured Party from resorting to judicial process at its option.

Section 4.6  Limited Recourse.  The liability of each Debtor to pay any amount under this Agreement may be discharged from, and the recourse of the Secured Party or any Security Beneficiary with respect to such Debtor (in respect of such liability) is limited to, only the Collateral, despite anything else to the contrary herein, or in any of the Finance Documents, and only subject to the terms of this Section 4.6. The Secured Party or any Security Beneficiary may (a) do anything necessary to enforce its rights in connection with the Collateral, and (b) take proceedings to obtain (i) an injunction or other order to restrain any breach of the Finance Documents by Debtor, or (ii) declaratory relief or some other similar judgment or order as to the obligations of a Debtor under the Finance Documents.  The Secured Party or any Security Beneficiary may not seek to recover any shortfall in the amounts owing to it under this Agreement by applying to have Debtor wound up.  Notwithstanding the foregoing, the Secured Party or any Security Beneficiary may take action against either TOGC or Slough, individually, beyond the Collateral through any proceeding for all loss, damage and expense suffered or incurred by the Secured Party or any Security Beneficiary as a result of any of the following events:

(a)                                   such Debtor’s fraud, gross negligence or wilful misconduct in connection with the Finance Documents; or

(b)                                  a representation or warranty by or on behalf of such Debtor under any Finance Document being found to have been incorrect or misleading when made or taken to be made; or

(c)                                  such Debtor’s failure to comply with its obligations (other than an obligation to pay money) under any Finance Document.

Section 4.7.  Other Recourse.  Debtors waive any right to require Secured Party or any Security Beneficiary to proceed against any other Person, to exhaust any Collateral or other security for the Secured Obligations, to have any Other Liable Party joined with Debtors in any suit arising out of the Secured Obligations or this Agreement, or to pursue any other remedy in Secured Party’s power.  Debtors further waive any and all notice of acceptance of this Agreement and of the creation, modification, rearrangement, renewal or extension for any period of any of the Secured Obligations of any Other Liable Party from time to time.  Debtors further waive any defense arising by reason of any disability or other defense of any Other Liable Party or by reason of the cessation from any cause whatsoever of the liability of any Other Liable Party.  This Agreement shall continue irrespective of the fact that the liability of any Other Liable Party may have ceased and irrespective of the validity or enforceability of any other Finance Document to which Debtor or any Other Liable Party may be a party, and notwithstanding any death, incapacity, reorganization, or bankruptcy of any Other Liable Party or any other event or proceeding affecting any Other Liable Party.  Until all of the Secured Obligations shall have been paid in full, Debtors shall have no right to subrogation and Debtors waive the right to enforce any remedy which Secured Party or any Security Beneficiary has or may hereafter have against any Other Liable Party, and waives any benefit of and any right to participate in any other security whatsoever now or hereafter held by Secured Party.  Debtors authorize Secured Party and each Security Beneficiary, without notice or demand, without any reservation of rights against Debtors, and without in any way affecting Debtors’ liability hereunder or on the Secured Obligations, from time to time to (a) take or hold any other property of any type from any other Person as security for the Secured Obligations, and exchange, enforce, waive and release any or all of such other property, (b) after and during the continuation of an Event of Default, apply the Collateral or such other property and direct the order or manner of sale thereof as Secured Party may in its discretion determine, (c) renew, extend for any period, accelerate, modify, compromise, settle or release any of the obligations of any Other Liable Party in respect to any or all of the Secured Obligations or other security for the Secured Obligations, (d) waive, enforce, modify, amend or supplement any of the provisions of any Finance Document with any Person other than Debtors, and (e) release or substitute any Other Liable Party.

Section 4.8.  Voting Rights, Dividends, Etc. in Respect of Pledged Shares.

(a)                                  So long as no Event of Default shall have occurred and be continuing:

(i)  Debtors may exercise any and all voting and other consensual rights pertaining to the Pledged Shares or any part thereof for any purpose not inconsistent with the terms of this Agreement or any other Finance Document; provided, however, that Debtors will not exercise or refrain from exercising any such right, as the case may be, if Secured Party gives it notice that, in Secured Party’s reasonable judgment, such action would have a material adverse effect on the value of the Pledged Shares or the benefits to Secured Party of its security interest hereunder;

(ii)  Debtors may receive and retain any and all dividends or interest paid in respect of the Pledged Shares; provided, however, that any and all

(1)  dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of or in exchange for, any Pledged Shares,

(2)  dividends and other distributions paid or payable in cash in respect of any Pledged Shares in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus, and

(3)  cash paid, payable or otherwise distributed in redemption of, or in exchange for, any Pledged Shares,

shall be, and shall forthwith be delivered to Secured Party to hold as, Pledged Shares and shall, if received by Debtors, be received in trust for the benefit of Secured Party, be segregated from the other property or funds of such Debtor, and be forthwith delivered to

Secured Party in the exact form received with any necessary indorsement or appropriate stock powers duly executed in blank, to be held by Secured Party as Collateral; and

(iii)  Secured Party will execute and deliver (or cause to be executed and delivered) to each Debtor all such proxies and other instruments as such Debtor may reasonably request for the purpose of enabling such Debtor to exercise the voting and other rights which it is entitled to exercise pursuant to subsection (a)(i) of this section and to receive the dividends which it is authorized to receive and retain pursuant to subsection (a)(ii) of this section.

(b)                                 Upon the occurrence and during the continuance of an Event of Default:

(i)  all rights of each Debtor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to subsection (a)(i) of this section shall, at the election of Secured Party, cease, and all such rights shall thereupon become vested in Secured Party which shall thereupon have the sole right to exercise such voting and consensual rights;

(ii)  all rights of each Debtor to receive and retain the dividends and interest payments which it would otherwise be authorized to receive and retain pursuant to subsection (a)(ii) of this section shall automatically cease, and all such rights shall thereupon become vested in Secured Party which shall thereupon have the sole right to receive and hold as Pledged Shares such dividends and interest payments;

(iii)  without limiting the generality of the foregoing, Secured Party may at its option exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the Pledged Shares as if it were the absolute owner thereof, including, without limitation, the right to exchange, in its discretion, any and all of the Pledged Shares upon the merger, consolidation, reorganization, recapitalization or other adjustment of any Issuer, or upon the exercise by any Issuer of any right, privilege or option pertaining to any Pledged Shares, and, in connection therewith, to deposit and deliver any and all of the Pledged Shares with any committee, depository, transfer, agent, registrar or other designated agent upon such terms and conditions as it may determine; and

(iv)  all dividends and interest payments which are received by each Debtor contrary to the provisions of subsection (b)(ii) of this section shall be received in trust for the benefit of Secured Party, shall be segregated from other funds of such Debtor, and shall be forthwith paid over to Secured Party as Pledged Shares in the exact form received, to be held by Secured Party as Collateral.

Section 4.10.  Private Sale of Pledged Shares.  Debtors recognize that Secured Party may deem it impracticable to effect a public sale of all or any part of the Pledged Shares and that Secured Party may, therefore, determine to make one or more private sales of any such securities to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof.  Debtors acknowledge that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sales shall be deemed to have been made in a commercially reasonable manner and that Secured Party shall have no obligation to delay sale of any such securities for the period of time necessary to permit the Issuer of such securities to register such securities for public sale under the Securities Act of 1933, as amended (the “Securities Act”).  Debtors further acknowledge and agree that any offer to sell such securities which has been (a) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of Dallas, Texas (to the extent that such an offer may be so advertised without prior registration under the Securities Act), or (b) made privately in the manner described above to not less than fifteen (15) bona fide offerees shall be deemed to involve a “public disposition” for the purposes of Section 9.610(c) of the UCC (or any successor or similar, applicable statutory provision), notwithstanding that such sale may not constitute a “public offering” under the Securities Act, and that Secured Party may, in such event, bid for the purchase of such securities.

ARTICLE V. — Miscellaneous

Section 5.1.  Notices.  Any notice or communication required or permitted hereunder shall be given as provided in the Facilities Agreement.

Section 5.2.  Amendments.  No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by Debtors and Secured Party, and no waiver of any provision of this Agreement, and no consent to any departure by Debtor therefrom, shall be effective unless it is in writing and signed by Secured Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given and to the extent specified in such writing.

Section 5.3.  Preservation of Rights.  No failure on the part of Secured Party or any Security Beneficiary to exercise, and no delay in exercising, any right hereunder or under any other Finance Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  Neither the execution nor the delivery of this Agreement shall in any manner impair or affect any other security for the Secured Obligations.  The rights and remedies of Secured Party provided herein and in the other Finance Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law or otherwise.  The rights of Secured Party under any Finance Document against any party thereto are not conditional or contingent on any attempt by Secured Party to exercise any of its rights under any other Finance Document against such party or against any other Person.

Section 5.4.  Unenforceability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 5.5.  Survival of Agreements.  All representations and warranties of Debtors herein, and all covenants and agreements herein shall survive the execution and delivery of this Agreement, the execution and delivery of any other Finance Documents and the creation of the Secured Obligations, but expire upon the termination of this Agreement pursuant to Section 5.8 below.

Section 5.6.  Other Liable Parties.  Neither this Agreement nor the exercise by Secured Party or the failure of Secured Party to exercise any right, power or remedy conferred herein or by law shall be construed as relieving any Other Liable Party from liability on the Secured Obligations or any deficiency thereon.

Section 5.7.  Binding Effect.  This Agreement creates a continuing security interest in the Collateral and (a) shall be binding on Debtors and their successors and assigns and (b) shall inure, together with all rights and remedies of Secured Party hereunder, to the benefit of Secured Party and Security Beneficiaries and their respective successors, transferees, substitutes and assigns.

Section 5.8.  Termination.  It is contemplated by the parties hereto that there may be times when no Secured Obligations are outstanding, but notwithstanding such occurrences, this Agreement shall remain valid and shall be in full force and effect as to subsequent outstanding Secured Obligations.  Upon the satisfaction in full of the Secured Obligations and the termination or expiration of the Facilities Agreement and any other commitment of Security Beneficiaries to extend credit or other financial accommodations (including without limitation interest rate and currency hedges and other derivatives) to Borrower, then upon written request for the termination hereof delivered by Debtors to Secured Party this Agreement and the security interest created hereby shall terminate and all rights to the Collateral shall revert to Debtors.  Secured Party will promptly and fully thereafter, upon Debtors’ request and at Debtors’ expense, (a) return to Debtors such of the Collateral in Secured Party’s possession as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof free and clear of all debts, liens, encumbrances and/or impediments by through and under Secured Party but not otherwise, and (b) execute and deliver to Debtors such documents as Debtors shall reasonably request to evidence such termination.

Section 5.9.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE SECURITY INTEREST CREATED HEREBY HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF TEXAS.

Section 5.10.  Final Agreement.  THIS WRITTEN AGREEMENT AND THE OTHER FINANCE DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

Section 5.11.  Counterparts; Fax.  This Agreement may be separately executed in any number of counterparts, all of which when so executed shall be deemed to constitute one and the same Agreement.  This Agreement may be validly executed and delivered by facsimile or other electronic transmission.

Section 5.12.  “Finance Documents”.  This Agreement is a “Finance Document”, as defined in the Facilities Agreement, and, except as expressly provided herein to the contrary, this Agreement is subject to all provisions of the Facilities Agreement governing such Finance Documents.

Section 5.13.  Priorities.  This Section 5.13 has been inserted solely for the purpose of Australian law and solely for the purpose of fixing priorities in accordance with Section 282 of the Australian Corporation Act between the security given by each Debtor in this Agreement and any other agreement involving security given by each such Debtor and without affecting any obligation of any Debtor under this Agreement, the prospective liabilities secured by each security given by each Debtor in this Agreement include the prospective liabilities of the nature specified below up to the maximum amount specified below, for each such Debtor:

Nature of liabilities:

a.                                       the obligations of each Debtor and each Other Liable Party to pay and repay advances under the Finance Documents, to pay and repay the Secured Money as set forth in the Finance Documents, and to pay under the guaranty in the Facilities Agreement and that certain Guaranty;

b.                                      the obligations of each Debtor and each Other Liable Party to pay all amounts paid under bank guarantees issued under the Finance Documents and to indemnify against all loss or liability in respect of them;

c.                                       the obligations of each Debtor and each Other Liable Party to pay interest, fees, indemnity amounts, costs, expenses and other amounts payable under the Finance Documents;

d.                                      the obligations of each Debtor and each Other Liable Party to pay money under Hedge Agreements including following any close-out or termination of any of them;

e.                                       the obligations of each Debtor and each Other Liability Party to pay or reimburse the Secured Party and the Security Beneficiaries for any of their Costs (as defined in the Facilities Agreement), indemnities, increased costs or loss incurred in connection with the Finance Documents, including those of any attorney or any receiver or receiver and manager, or other controller (as defined in the Corporations Act) appointed under this Agreement.

Maximum amount:  A$300,000,000 (FOR EACH DEBTOR)

Section 5.14.                             Capacity of Secured Party.

(a)                                  The Secured Party holds the benefit of this Agreement solely in its capacity as security trustee under the Security Trust Deed.

(b)                                 The Secured Party holds the benefit of this Agreement for the Security Beneficiaries on the terms of the Security Trust Deed and the Facilities Agreement.

(c)                                  The Secured Party is bound to act on the instructions given to it pursuant to the terms of the Facilities Agreement.

(d)                                 Any rights which a person may have against the Secured Party under or in respect of this Agreement are not against the Secured Party personally but against the Secured Party solely in its capacity as trustee of the trust established under the Security Trust Deed.

(e)                                  The Secured Party may not be called on and is not liable to satisfy any obligation or liability under or in connection with this Agreement except to the extent to which the Secured Party is entitled to be indemnified out of the assets of the trust established under the Security Trust Deed provided that this paragraph (e) does not apply to any obligation or liability of the Secured Party to the extent that it is not satisfied under the Facilities Agreement or by operation of law there is a reduction in the extent of the Secured Party’s indemnification or exoneration out of the assets of the trust established under the Security Trust Deed as a result of the Secured Party’s fraud, gross negligence or willful default.

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IN WITNESS WHEREOF, Debtor has caused this Agreement to be executed and delivered this Agreement by its officer thereunto duly authorized, as of the date first above written.

WITNESS:	TIPPERARY OIL & GAS CORPORATION,
a Texas corporation
/s/ D Padmore
Name: Deanne Elizabeth Padmore

	By:	/s/ David L. Bradshaw
Name: David Bradshaw
Title: Director

WITNESS:	SLOUGH ESTATES USA INC.,
a Delaware corporation
/s/ June Safran
Name: June Safran

	By:	/s/ R. W. Rohner
Name: Randall W. Rohner
Title: Senior V.P.

EXHIBIT A

Description of Interests in Issuers

Issuer	Stock Certificate Number	Number of Shares	Issued To

Borrower	#1	19,882,305	TOGC
Borrower	#4	1,240,916	TOGC
Borrower	#5	2,231,473	TOGC
Borrower	#2	2,209,145	Slough
Borrower	#3	385,821	Slough
TCSG	#1	100	TOGC

together with all other shares of stock issued by any Issuer now owned or hereafter owned by Debtor

EXHIBIT B

RESTRICTIONS

NONE.